EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
Investors:
Tim Dolan
timothy.dolan@icrinc.com
617-956-6727
Gregg Waldon
Chief Financial Officer
gregg.waldon@softbrands.com
612-851-1805
Media:
Susan Eich
susan.eich@softbrands.com
612-851-6205
SOFTBRANDS ANNOUNCES PRELIMINARY
SECOND QUARTER FISCAL 2007 RESULTS
MINNEAPOLIS — April 10, 2007 — SoftBrands, Inc. (Amex: SBN), a global supplier of enterprise application software, today announced preliminary results for the second quarter of fiscal 2007, ended March 31, 2007.
For second quarter 2007, the company expects to report revenue in the range of $20.5 — $21.0 million. Although this represents an increase compared to revenues of $17.4 million in second quarter 2006, it is below the company’s original expectation that second quarter 2007 revenue would be approximately $24 million. As a result, SoftBrands expects to report an operating loss in the second quarter that is greater than the operating loss of approximately $1 million that it originally predicted. The company expects the difference between its reported operating loss and original guidance to be substantially less than the revenue shortfall. Overall expectations for second quarter results are preliminary in nature, and are subject to change based on the quarter review and closing process.
“We are disappointed by our second quarter results, particularly considering the strong start to our fiscal year and continued positive outlook we have for the business. As we have indicated in the past, the early stages of many of our growth initiatives, combined with the timing of potentially large transactions, can cause variability in our quarter-to-quarter results,” said Randy Tofteland, SoftBrands president and chief executive officer. “Despite this variability, we expect to continue making fundamental progress and improving our execution across all areas of our business.”

“Our hospitality business was the primary contributor to the revenue shortfall in the second quarter, while our manufacturing business was closer to our expectations. In hospitality, the movement of several sizeable transactions to future quarters and lower-than-expected results from our Asia Pacific region contributed to the shortfall,” said Tofteland. “Looking ahead, we are optimistic about our hospitality business based on the strength of our two previous quarters and on a solid pipeline of opportunities. Further, we do not believe the second quarter reflects any change in market demand, in our competitive position or in the market’s interest in our solutions, all of which remain strong
“On the manufacturing side of our business, we are building our indirect channels infrastructure to support our growth. Although this is a long-term initiative, we are seeing positive signs of progress in our U.S.-based partner channels and our SAP
B-1 large pipeline continues to grow.”
“From a companywide perspective, we are very focused on executing against our strategic growth initiatives, which we believe will enable us to deliver improved financial performance in the second half of the fiscal year. We believe our strong product offerings and on-line distribution services in our hospitality business, along with our SAP initiative in manufacturing, will produce long-term sustainable growth and overall shareholder value.”
Conference Call
SoftBrands will hold a conference call to discuss its preliminary results at 4:30pm central time (5:30pm eastern time) today, April 10, 2007. Interested parties may listen to the call by dialing 866-713-8564 or international 617-597-5312 (passcode: 84500184). A live webcast will also be available at www.softbrands.com. Interested parties should dial into the conference call or access the webcast approximately 10 minutes before the scheduled start time. A replay will be available approximately one hour after the call concludes and will remain available through April 17, 2007. The replay number is 888-286-8010 or international 617-801-6888 (passcode: 35590025). The webcast will be archived on SoftBrands’ website for approximately one year.
The company will hold its regularly-scheduled second quarter 2007 earnings conference call on May 15, 2007 to discuss final results for the second quarter ended March 31, 2007.
Forward-Looking Statements
All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of SoftBrands management and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in our filings with the SEC, including:
•	Our increasing dependence in our manufacturing segment upon our relationship with SAP;

•	Our ability to effectively integrate the HIS business into our hospitality operations;

•	Our ability to timely complete and introduce, and the market acceptance of our new products;

•	Our ability to continue to generate maintenance and services revenue from older products that may be replaced by customers;

•	Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve;

•	Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•	Our ability to manage international operations; and

•	Our ability to successfully upgrade our financial systems.
About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 875 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com.